Exhibit 16.1

July 17, 2026

Re: LogicQuest Technology Inc.

To whom it may concern:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated March 27, 2026 (the “8-K”), of LogicQuest Technology Inc. (the “Company”) and filed with the Securities and Exchange Commission on June 29, 2026 and we agree with such statements therein as related to our firm.

We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

Sincerely,

Rowland Heights, California

Address: 17506 Colima Road, Suite 101, Rowland Heights, CA 91748 U.S.A

Tel: +1 (626) 581-0818         Fax: +1 (626) 581-0809         Website: www.secpa.us